Exhibit 3.21(a)

ARTICLES OF ORGANIZATION

FOR

ENERGY RESOURCES, LLC

           The undersigned hereby forms a Georgia limited liability company pursuant to the Georgia Limited Liability Company Act as follows:

           1.  The name of the limited liability company (the "Company") shall be Energy Resources, LLC.

           2.  The street address of the Company's initial registered office shall be 1201 Peachtree Street, Atlanta, Fulton County, Georgia 30361. The name of the Company's initial registered agent at that office shall be CT Corporation System.

/s/ Jeff Jefferson Jeff Jefferson, Organizer

ARTICLES OF AMENDMENT
OF A LIMITED LIABILITY COMPANY
FORMED UNDER THE LAWS OF THE STATE OF GEORGIA

(Under Section 14-11-210 of the Georgia Limited Liability Company Act)

To the Secretary of State
State of Georgia

           FIRST:  The name of the limited liability company (the "company") is Energy Resources, LLC.

           SECOND:  The date the articles of organization of the company were filed in the Office of the Secretary of State of the State of Georgia is December 18, 1997.

           THIRD:  The amendment to the articles of organization of the company is as follows:

The name of the limited liability company (the "company") is Employee Claims Administration, LLC.

Executed on March 1, 1999.

Coal Ventures Holding Company, Inc., sole Member By: /s/ Larry Addington Title:Chairman